EXHIBIT 10.19

IRIS INTERNATIONAL, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

IRIS INTERNATIONAL, INC. 2007 STOCK INCENTIVE PLAN

NOTICE OF NON-QUALIFIED STOCK OPTION GRANT

You have been granted the following Non-qualified Stock Options (“Options”) to purchase Common Stock of IRIS International, Inc. (“IRIS” or the “Company”):

Name of Optionee:

Total Number of Shares Granted:

Exercise Price Per Share:	$

Grant Date:

Vesting Commencement Date:

Vesting Schedule:

Expiration Date:

By your signature and the signature of the Company’s representative below, you and the Company agree that the Options are granted under and governed by the terms and conditions of the IRIS International, Inc. 2007 Stock Incentive Plan (a copy of which has been provided to you) and the Non-qualified Stock Option Agreement, which is attached hereto, both of which are made a part of this document.

Optionee:	IRIS International, Inc.

By:	By:

Name:	Its:

IRIS INTERNATIONAL, INC.

2007 STOCK INCENTIVE PLAN

Non-qualified Stock Option Agreement

1. Terms. Unless provided otherwise in the Notice of Non-qualified Stock Option Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to non-qualified stock options (“Options”) granted to you under the IRIS International, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). Your Notice of Grant, these Standard Terms and the 2007 Plan constitute the entire understanding between you and IRIS. Capitalized and other terms used herein without definition shall have the meanings ascribed thereto in the 2007 Plan.

2. Non-qualified Stock Options. The Options are not intended to be incentive stock options under Section 422 of the Code and will be interpreted accordingly.

3. Price. The exercise price of the Options (the “option price”) is 100% of the market value of Common Stock on the date of grant, as specified in the Notice of Grant.

4. Term and Exercise.

(a) To the extent the Options have become exercisable (vested) during the periods indicated in the Notice of Grant and have not been previously exercised, and subject to termination or acceleration as provided in these Standard Terms and the requirements of these Standard Terms, the Notice of Grant and the 2007 Plan, you may exercise the Options to purchase up to the number of shares of Common Stock set forth in the Notice of Grant by delivering a written notice in the form of Exhibit A attached hereto (“Notice of Exercise”) to the Company in the manner specified pursuant to Section 16(i) hereof. Such Notice of Exercise shall specify the election to exercise Options, the number of shares of Common Stock for which they are being exercised and the form of payment, which must comply with Section 4(b). The Notice of Exercise shall be signed by the person who is entitled to exercise Options. In the event that Options are to be exercised by the Optionee’s representative, the Notice of Exercise shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise Options. Options shall be deemed exercised with respect to the number of shares of Common Stock subject to a proper Notice of Exercise upon receipt by the Company of the duly executed Notice of Exercise and payment of the option price of such shares of Common Stock in accordance with Section 4(b). Notwithstanding anything to the contrary in Section 6 or Sections 8 through 11 hereof, no part of the Options may be exercised after the Expiration Date set forth in the Notice of Grant.

(b) The process for exercising the Options (or any part thereof) is governed by these Standard Terms, the Notice of Grant and the 2007 Plan. Exercises of Options will be processed as soon as practicable. The option price may be paid:

(i) in cash;

(ii) by delivery of already owned shares of Common Stock;

(iii) through payment under a broker-assisted sale and remittance program acceptable to the Administrator;

(iv) through net issue exercise based on the following formula:

Net Number =	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A = the total number of shares with respect to which the Options are then being exercised.

B = the market value of Common Stock on the date immediately preceding the date of the Notice of Exercise.

C = the option price then in effect at the time of such exercise.

(v) by delivery of any other lawful consideration approved in advance by the Administrator; or

(vi) in any combination of the foregoing.

Options may not be exercised for fractional shares. Shares of Common Stock will be issued as soon as practicable (subject to Section 4(c) below). You will have the rights of a stockholder only after the shares of Common Stock have been issued. For administrative or other reasons, the Company may from time to time suspend the ability of employees to exercise options for limited periods of time.

(c) Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Administrator determines that the exercisability of the Options or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.

(d) Notwithstanding anything to the contrary in these Standard Terms or the applicable Notice of Grant, the Administrator may reduce your unvested Options if you change your employment classification from a full-time employee to a part-time employee.

(e) The number of shares of Common Stock for which Options may be exercised as specified in the Notice of Grant shall be adjusted for stock splits and similar matters as specified in and pursuant to the 2007 Plan.

(f) IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKDAY, YOU MUST EXERCISE YOUR OPTIONS BEFORE 12:00 P.M. LOS ANGELES TIME ON THE EXPIRATION DATE.

(g) IF AN EXPIRATION DATE DESCRIBED HEREIN FALLS ON A WEEKEND OR ANY OTHER DAY ON WHICH THE NASDAQ STOCK MARKET (“NASDAQ”) IS NOT OPEN, YOU MUST EXERCISE YOUR OPTIONS BEFORE 12:00 P.M. LOS ANGELES TIME ON THE LAST NASDAQ BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

5. Change in Control. In the event that your Service (as defined below) is terminated for Good Reason (as defined below) or for reasons other than an act of misconduct (as described in Section 8(c) of the 2007 Plan) upon the occurrence of a Change in Control (as defined below) or within three (3) months prior thereto or eighteen (18) months thereafter (a “Termination Event”), all of the unvested Options will vest immediately prior to the effective date of such Termination Event and the Options shall become fully exercisable.

(a) “Change in Control” shall mean (i) the dissolution or liquidation of the Company, (ii) approval by the stockholders of the Company of any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (iii) approval by the stockholders of the Company of any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation; or (iv) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period.

(b) “Good Reason” shall mean any of the following (without your express written consent and provided you provide written notice stating in reasonable detail the basis for termination and a thirty (30)-day opportunity to cure to the Company): (i) a material reduction in your responsibilities or duties as such responsibilities or duties exist on the date hereof, except in the event of a termination for an act of misconduct (as described in Section 8(c) of the 2007 Plan), death or disability or your resignation other than for Good Reason; (ii) a reduction of your base salary as it exists on the date hereof unless such reduction (x) is in connection with concurrent and proportional reductions in the salaries of other members of management of the Company, which reductions have been approved by the Board, and (y) reduce your base salary to no less than 80% of your base salary immediately before such reduction; or (iii) any relocation by the Company of your place of employment that would increase your one-way commute to the place of employment by more than fifty (50) miles when compared to your commute immediately prior to the relocation.

6. Leaves of Absence. For any purpose under these Standard Terms, your Service shall be deemed to continue while you are on a bona fide leave of absence, to the extent required by applicable law. To the extent applicable law does not require such a leave to be deemed to continue your Service such Service shall be deemed to continue if, and only if, expressly provided in writing by the Administrator or an Officer of the Company or Subsidiary for whom you provide Service. For the purposes of these Standard Terms, the term “Service” means service to the Company or any of its Subsidiaries as an Employee, Director or Consultant.

7. Suspension or Termination of Options for Misconduct. If at any time any Authorized Officer notifies the Administrator that they reasonably believe that you have committed an act of misconduct as described in Section 8(c) of the 2007 Plan (embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, or if you make an unauthorized disclosure of any Company trade secret or confidential information, engage in any conduct constituting unfair competition, induce any customer to breach a contract with the Company or induce any principal for whom the Company acts as agent to terminate such agency relationship), the vesting of and your ability to exercise your Options may be suspended pending a determination of whether an act of misconduct has been committed. If the Administrator or an Authorized Officer determines that you have committed an act of misconduct, all Options not exercised as of the date the Administrator was notified that you may have committed an act of misconduct shall be cancelled and neither you nor any beneficiary shall be entitled to any claim with respect to the Options whatsoever. Any determination by the Administrator or Authorized Officer with respect to the foregoing shall be final, conclusive, and binding on all interested parties.

8. Termination of Service.

(a) Except as expressly provided otherwise in these Standard Terms, if your Service terminates for any reason, whether voluntarily or involuntarily, other than on account of death, Disablement (defined below), Retirement (defined below) or discharge for misconduct, you may exercise any portion of the Options that had vested on or prior to the date of termination at any time prior to six (6) months after the date of such termination. The Options shall terminate on the expiration of the six (6)-month period to the extent that they are unexercised. All unvested Options shall be cancelled on the date of Service termination, regardless of whether such Service termination is voluntary or involuntary.

(b) For purposes of this Section 8, your Service is not deemed terminated if, prior to sixty (60) days after the date of termination of your Service, you are re-engaged by the Company or a Subsidiary on a basis that would make you eligible for future stock option grants, nor would your transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company be deemed a termination of your Service. Further, your provision of service as an employee, director or consultant to any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party shall be considered Service for purposes of this provision if either (a) the entity is designated by the Administrator as a Subsidiary for purposes of this provision or (b) you are specifically designated as providing Service for purposes of this provision.

9. Death.

(a) Except as expressly provided otherwise in these Standard Terms, if you die while you are a Service provider, your Options will become one hundred percent (100%) vested, and the executor of your will, administrator of your estate or any successor trustee of a grantor trust may exercise the Options, to the extent not previously exercised, at any time prior to two (2) years from the date of death.

(b) Except as expressly provided otherwise in these Standard Terms, if you die prior to six (6) months after your Service terminates for any reason, whether voluntarily or involuntarily, other than on account of Disablement, Retirement or discharge for misconduct, the executor of your will or administrator of your estate may exercise the Options, to the extent not previously exercised and to the extent the Options had vested on or prior to the date of your Service termination, at any time prior to two (2) years from the date of your Service termination.

(c) The Options shall terminate on the applicable expiration date described in this Section 9, to the extent that they are unexercised.

10. Disability.

(a) Except as expressly provided otherwise in these Standard Terms, if your Service terminates as a result of Disablement, your Options will become one hundred percent (100%) vested upon the later of the date of termination of your Service due to your Disablement or the date of determination of your Disablement.

(b) The Options shall terminate two (2) years from the date of determination of Disablement, to the extent that they are unexercised.

(c) For purposes of these Standard Terms, “Disablement” means your inability to perform the essential duties, responsibilities and functions of your position with the Company or a Subsidiary for a continuous period of one hundred eighty (180) days as a result of any mental or physical disability or incapacity, as determined under the definition of disability in the Company’s long-term disability plan so as to qualify you for benefits under the terms of that plan or as determined by the Administrator to the extent that no such plan is then in effect. You shall cooperate in all respects with the Company if a question arises as to whether you have become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialist selected by the Company and authorizing such medical doctor or such other health care specialist to discuss your condition with the Company).

11. Retirement. For purposes of these Standard Terms, “Retirement” shall mean either Standard Retirement (as defined below) or the Rule of 75 (as defined below). Upon your Retirement, the vesting of your Options, to the extent that they had not vested on or prior to the date of your Retirement, shall be accelerated as follows:

(a) If you retire at or after age sixty (60) (“Standard Retirement”), you will receive one (1) year of additional vesting from your date of Retirement for every five (5) years that you have provided Service (measured in complete, whole years). No vesting acceleration shall occur for any periods of Service of less than five (5) years; or

(b) If, when you terminate Service, your age plus years of Service (in each case measured in complete, whole years) equals or exceeds seventy-five (75) (“Rule of 75”), you will receive accelerated vesting of any portion of the Options that would have vested prior to one (1) year from the date of your Retirement.

You will receive vesting acceleration pursuant to either Standard Retirement or the Rule of 75, but not both. Except as expressly provided otherwise in these Standard Terms, following your Retirement from the Company or a Subsidiary, you may exercise the Options at any time prior to two (2) years from the date of your Retirement, to the extent that they had vested as of the date of your Retirement or to the extent that vesting of the Options is accelerated pursuant to this Section 11. The Options shall terminate on the expiration of the two (2)-year period from your date of Retirement, to the extent that they are unexercised.

12. Tax Withholding.

(a) To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of an Option exercise and, if applicable, any sale of shares of Common Stock. The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied. The Administrator may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon exercise of the Options, or to the extent permitted by the Administrator, by tendering shares of Common Stock previously acquired.

(b) You are ultimately liable and responsible for all taxes owed by you in connection with your Options, regardless of any action the Administrator or the Company takes or any transaction pursuant to this Section 12 with respect to any tax withholding obligations that arise in connection with your Options. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of your Options or the subsequent sale of any of the shares of Common Stock underlying your Options that vest. The Company does not commit and is under no obligation to administer the Plan in a manner that reduces or eliminates your tax liability.

13. Transferability; Rights as a Stockholder.

(a) Unless otherwise provided by the Administrator, each Option shall be transferable only:

(i) pursuant to your will or upon your death to your beneficiaries;

(ii) by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only members are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family; or

(iii) by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets.

(b) For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings. With respect to transfers by gift under Section 13(a)(ii), Options are transferable whether vested or not at the time of transfer. With respect to transfers by gift under Section 13(a)(iii), Options are transferable only to the extent the Options are vested at the time of transfer. Any purported assignment, transfer or encumbrance that does not qualify under
Section 13(a) shall be void and unenforceable against the Company. Any Option transferred by you pursuant to
Section 13(a) shall not be transferable by the recipient except by will or the laws of descent and distribution. The transferability of Options is subject to any applicable laws of your country of residence or employment.

(c) You will have the rights of a stockholder only after shares of Common Stock have been issued to you following exercise of your Options and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms. Options shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your Options. Options shall remain terminable pursuant to these Standard Terms at all times until they vest and are exercised for shares. As a condition to having the right to receive shares of Common Stock pursuant to the exercise of your Options, you acknowledge that unvested Options shall have no value for purposes of any aspect of your Service relationship with the Company.

14. Disputes. Any question concerning the interpretation of these Standard Terms, your Notice of Grant, the Options or the 2007 Plan, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms, your Notice of Grant, the Options or the 2007 Plan shall be determined by the Administrator (including any person(s) to whom the Administrator has delegated its authority) in its sole and absolute discretion. Such decision by the Administrator shall be final and binding unless determined pursuant to Section 16(g) to have been arbitrary and capricious.

15. Amendments. The 2007 Plan and the Options may be amended or altered by the Administrator to the extent provided in the 2007 Plan.

16. Other Matters.

(a) Any prior agreements, commitments or negotiations concerning the Options are superseded by these Standard Terms and your Notice of Grant. You hereby acknowledge that a copy of the 2007 Plan has been made available to you. The grant of Options to you in any one year, or at any time, does not obligate the Company or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any Subsidiary might make a grant in any future year or in any given amount. Options are not part of your employment contract (if any) with the Company (unless otherwise provided therein), your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(b) Options are not part of your Service contract (if any, unless otherwise specified therein), your salary, your normal or expected compensation, or other remuneration for any purposes, including for purposes of computing severance pay or other termination compensation or indemnity.

(c) Notwithstanding any other provision of these Standard Terms, if any changes in the financial or tax accounting rules applicable to the Options covered by these Standard Terms shall occur which, in the sole judgment of the Administrator, may have an adverse effect on the reported earnings, assets or liabilities of the Company, the Administrator may, in its sole discretion, modify these Standard Terms or cancel and cause a forfeiture with respect to any unvested Options at the time of such determination.

(d) Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(e) Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2007 Plan to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to the Options would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Options until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this Section 16(e) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of the Options would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Administrator may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

(f) Notwithstanding any provision of these Standard Terms, the Notice of Grant or the 2007 Plan to the contrary, if the Company determines, based upon the advice of the tax advisors for the Company, that part or all of the consideration, compensation or benefits to be paid to you pursuant to the Options constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to you under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times your “base amount,” as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to you or for your benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided, however, that the Company shall pay to you the Parachute Amount without reduction if the Company determines that payment of the Parachute Amount would generate more after-tax income to you than the Reduced Amount. In the event of a reduction of the payments that would otherwise be paid to you, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify you promptly of such election; provided, however, that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 16(f). Within ten (10) days following such election, the Company shall pay you such amounts as are then due pursuant to the Options and shall pay you in the future such amounts as become due pursuant to the Options. As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made (“Overpayment”) or that additional payments which are not made by the Company pursuant to this Section 16(f) should have been made (“Underpayment”). In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to you that you shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event of a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations or tax law pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to you or for your benefit, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(g) Because these Standard Terms relate to terms and conditions under which you may purchase Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. Any action, suit, or proceeding relating to these Standard Terms or the Options granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(h) Copies of the Company’s Annual Report to Stockholders for its latest fiscal year and the Company’s latest quarterly report are available, without charge, at the Company’s business office.

(i) Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to you at the address set forth in the records of the Company. Notice shall be addressed to the Company at:

IRIS International, Inc.
9162 Eton Avenue Chatsworth, CA 91311 Attention: 2007 Plan Administrator

EXHIBIT A

NOTICE OF EXERCISE

(To be signed only upon exercise of the option)

IRIS International, Inc.
9162 Eton Avenue Chatsworth, CA 91311 Attention: 2007 Plan Administrator

1. Exercise of Option. The undersigned (the “Optionee”), the holder of the enclosed Non-qualified Stock Option Agreement, hereby irrevocably elects to exercise the purchase rights represented by the options and to purchase thereunder                     * shares (the “Shares”) of Common Stock of IRIS International, Inc. (the “Company”), and herewith encloses, in full payment of the purchase price of such shares being purchased, payment of (check all that apply):

☐	$ in lawful money of the United States of America; and/or

☐	shares of the Company’s common stock; and/or

☐	irrevocable instructions to a broker pursuant to a sale and remittance program approved by the Administrator; and/or

☐	shares of the Company’s common stock pursuant to the net issue exercise provisions of Section 4(b)(iv) of the Non-qualified Stock Option Agreement.

2. Investment and Taxation Representations. In connection with the purchase of the Shares pursuant to the Non-qualified Stock Option Agreement, Optionee represents to the Company the following:

(a) Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares; and

(b) Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

*	Insert here the number of shares called for on the face of the Option, or, in the case of a partial exercise, the number of shares being exercised, in either case without making any adjustment for additional Common Stock of the Company, other securities or property that, pursuant to the adjustment provisions of the Option, may be deliverable upon exercise.

I ACKNOWLEDGE AND AGREE THAT THE SHARES ARE SUBJECT TO THE TERMS OF THE STANDARD TERMS INCLUDED WITH THE NOTICE OF NON-QUALIFIED STOCK OPTION GRANT.

Dated:

(Signature must conform in all respects to name of holder as specified on the face of the Option)

(Please Print Name)

(Address)

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